EZCORP ANNOUNCES KEY BUSINESS DEVELOPMENTS
AUSTIN, TEXAS (July 1, 2013) - EZCORP, Inc. (NASDAQ: EZPW), a leading provider of instant cash solutions for consumers, today announced that because of the precipitous decline in gold prices and the subsequent decline in gross margins on gold scrapping, the company does not expect to achieve its previously announced guidance for its third fiscal quarter ended June 30, 2013, and its current fiscal year ending September 30. The company expects the impact on earnings per share will be in excess of 35 cents in the second half of the fiscal year. The company had indicated in its second quarter earnings release that a continuation of the challenging environment would likely lead to earnings in the lower end of its guidance range, and since then the price of gold has dropped much further.
“We continue to have a very large and successful gold business and expect that we will monetize more gold through our retail sales channels where margins are substantially higher than our scrap margins,” said Paul Rothamel, EZCORP's President and CEO. “As a result of these changes in our marketplace, we are accelerating our consolidated strategic plan to diversify our business across geographies, channels, and products. This will help to insulate us against these types of short-term external impacts.”
The company also announced that as a part of the accelerated strategic plan, it will close more than 100 legacy stores in a variety of locations. These stores are generally older, smaller stores, which do not fit the company's preferred “store within a store” (SWS) format.
“While we are trimming back these locations, the overall company will continue to grow by adding 185 new stores within this fiscal year, broadening our online selling and lending channels, and adding numerous new products across our portfolio of companies to better serve our customers in the formats they desire with the products and services they want,” said Rothamel.
The store closings primarily include:

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57 stores in Mexico, 52 of which are small, jewelry-only formats. The company will continue to operate 235 full-service SWS stores under the Empeño Fácil brand, and expects to continue its rapid storefront growth in Mexico, ending the fiscal year with approximately 245 locations. Neither Empeño Fácil nor Grupo Finmart, the company's payroll withholding loan business, are gold dependent and together they make up the fastest growing segment in the company.

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29 stores in Canada, where the company's business is in the process of transitioning to an integrated buy/sell and financial services model under the Cash Converters brand. The affected stores are stores that are not optimal for that model because of location or size. The company will continue to operate 46 full-service buy/sell and financial service center stores under the Cash Converters brand in Canada and the United States.

The company expects these actions will result in a one-time pre-tax charge in the range of $21 million to $24 million, which will be recorded in its third fiscal quarter.
Further details on the reorganization, the one-time charge and the financial effect of the discontinued operations will be included in EZCORP's third quarter financial results that will be issued on July 30, 2013 and in its Form 10-Q filing with the Securities and Exchange Commission.
About EZCORP
EZCORP is a leading provider of instant cash solutions for consumers, employing approximately 7,800 teammates and operating over 1,300 company-operated pawn, buy/sell and personal financial services locations in the U.S., Mexico and Canada. We provide a variety of instant cash solutions, including pawn loans, consumer loans and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names "Crediamigo" and "Adex"), a leading provider of payroll deduction loans in Mexico; in Ariste Holding Limited (doing business under the name "Cash Genie"), a leading provider of online loans in the U.K.; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name "TUYO." The company also has significant investments in Albemarle &

Bond Holdings PLC (ABM.L), one of the U.K.'s largest pawnbroking businesses with over 180 full-line stores offering pawnbroking, jewelry retailing, gold buying and financial services; and in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise.
For the latest information on EZCORP, please visit our website at: www.ezcorp.com.
Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the company's expected operating and financial performance for future periods, including expected future earnings and growth rates. These statements are based on the company's current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changes in the regulatory environment, changing market conditions in the overall economy and the industry, fluctuations in gold prices or the desire of our customers to pawn or sell their gold items, and consumer demand for the company's services and merchandise. For a discussion of these and other factors affecting the company's business and prospects, see the company's annual, quarterly and other reports filed with the Securities and Exchange Commission.
EZCORP Investor Relations
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/

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